Exhibit 10.9

Description of Executive Bonus Plan, as amended

In addition to base salary, Markel Corporation (the “Company”) has approved a bonus plan for Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock. Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. During 2003, the Compensation Committee, after considering (i) the return being realized by shareholders, (ii) the level of base compensation received by the Senior Executive Officers and (iii) the fact that Senior Executive Officers received no bonus for 2001 or 2002, approved an adjustment to the method of calculating book value which eliminated the impact on the calculation of goodwill amortization and equity issuances prior to 2003. The bonus plan for Mr. Gayner and Mr. Springman for 2003 was similar but was based on growth in book value per share solely for 2003 rather than a five-year average. For future bonus plans, the Company anticipates the measure for Mr. Gayner and Mr. Springman will be averaged for the period beginning January 1, 2003 to the measurement date until a five-year average is reached.

For calendar year 2004, the Compensation Committee has established the following bonus plan for Senior Executive Officers, and a similar plan for Mr. Gayner and Mr. Springman which will be based on two-year average compound growth in book value.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%
Over 24%	Discretionary

Book value calculations will be adjusted to reflect capital or other transactions after January 1, 2003 which impact reported book value per share.